     Exhibit 99.1

CVS HEALTH REPORTS FOURTH QUARTER AND FULL-YEAR 2023 RESULTS
WOONSOCKET, RHODE ISLAND, February 7, 2024 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months and year ended December 31, 2023.

FOURTH QUARTER HIGHLIGHTS	KEY FINANCIAL DATA
•Total revenues increased to $93.8 billion, up 11.9% compared to prior year
•GAAP diluted EPS of $1.58 and Adjusted EPS of $2.12

FULL-YEAR HIGHLIGHTS
•Total revenues increased to $357.8 billion, up 10.9% compared to prior year
•GAAP diluted EPS of $6.47 and Adjusted EPS of $8.74
•Generated cash flow from operations of $13.4 billion

	Three Months Ended December 31,
In millions, except per share amounts	2023	2022	Change
Total revenues	$93,813	$83,846	$9,967
Operating income	3,373	3,659	(286)
Adjusted operating income (1)	4,227	4,079	148
Diluted earnings per share	$1.58	$1.77	$(0.19)
Adjusted EPS (2)	$2.12	$2.04	$0.08

Note: Financial information as of and for the three months and year ended December 31, 2022 throughout this press release has been revised to conform with certain current period financial statement changes as described on page 16.

2024 FULL-YEAR GUIDANCE
Upon finalizing the medical cost trend analysis for the fourth quarter of 2023 and recognizing potential implications for elevated medical cost trends in 2024, the Company has:
•Revised GAAP diluted EPS guidance to at least $7.06 from at least $7.26
•Revised Adjusted EPS guidance to at least $8.30 from at least $8.50
•Revised cash flow from operations guidance to at least $12.0 billion from at least $12.5 billion

CEO Commentary
“With a focus on delivering care and value, we had a strong fourth quarter and full year in 2023 as we build a world of health around every consumer. We will continue to drive affordable access to care when, where, and how people want, while we improve transparency throughout the health care system.”
-Karen S. Lynch, CVS Health President and CEO

IN THE SPOTLIGHT
Announced CVS CostVantageTM, which evolves our pharmacy reimbursement model and brings greater transparency and simplicity to the system. CVS CostVantage will define the drug cost and related reimbursement using a simplified formula built on the cost of the drug, a set markup and a fee that reflects the care and value of pharmacy services. CVS Pharmacy plans to launch CVS CostVantage to commercial payors in 2025.

Introduced CVS Caremark TrueCostTM, a model innovation that offers client pricing reflecting the true net cost of prescription drugs, with visibility into administrative fees. Simplified pricing will allow members to have stable access to the Company’s national pharmacy network. CVS Caremark plans to launch CVS Caremark TrueCost in 2025.

Launched CVS HealthspireTM, the new name for the Health Services segment, which includes Caremark, CordavisTM, Oak Street Health, Signify Health and MinuteClinic®. CVS Healthspire will continue to focus on integration across the Company’s assets to deliver connected patient care, pharmacy benefits and innovative provider support solutions.

Announced a 10% increase to the quarterly shareholder dividend, which became effective with the February 1, 2024 dividend distribution. Returned $3.1 billion to shareholders through dividends in 2023.

Investor Contact: Larry McGrath | Senior Vice President Business Development and Investor Relations | (800) 201-0938
Media Contact: Ethan Slavin | Executive Director Corporate Communications | (860) 273-6095

The Company presents both GAAP and non-GAAP financial measures in this press release to assist in the comparison of the Company’s past financial performance with its current financial performance. See “Non-GAAP Financial Information” beginning on page 11 and endnotes beginning on page 24 for explanations of non-GAAP financial measures presented in this press release. See pages 13 through 15 and page 23 for reconciliations of each non-GAAP financial measure used in this release to the most directly comparable GAAP financial measure.

Consolidated fourth quarter and full-year results

	Three Months Ended December 31,			Year Ended December 31,
In millions, except per share amounts	2023	2022	Change	2023	2022	Change
Total revenues	$93,813	$83,846	$9,967	$357,776	$322,467	$35,309
Operating income	3,373	3,659	(286)	13,743	7,954	5,789
Adjusted operating income (1)	4,227	4,079	148	17,534	18,037	(503)
Net income	2,047	2,332	(285)	8,368	4,327	4,041
Diluted earnings per share	$1.58	$1.77	$(0.19)	$6.47	$3.26	$3.21
Adjusted EPS (2)	$2.12	$2.04	$0.08	$8.74	$9.03	$(0.29)

For the three months and year ended December 31, 2023 compared to the prior year:
•Total revenues increased 11.9% and 10.9%, respectively, driven by growth across all segments.
•Operating income decreased 7.8% in the three months ended December 31, 2023 compared to the prior year primarily due to $193 million of acquisition-related transaction and integration costs recorded in the current year and the absence of a pre-tax gain of $250 million on the sale of the Company’s wholly-owned subsidiary bswift LLC (“bswift”) recorded in the prior year. These decreases were partially offset by the increases in adjusted operating income described below.
•Operating income increased 72.8% for the year ended December 31, 2023 compared to the prior year primarily due to the absence of $5.8 billion of opioid litigation charges and a $2.5 billion loss on assets held for sale related to the write-down of the Company’s Omnicare® long-term care business (“LTC business”), both of which were recorded in the prior year. These increases were partially offset by $507 million of restructuring charges and $487 million of acquisition-related transaction and integration costs recorded in the current year, the absence of pre-tax gains of $250 million on the sale of bswift and $225 million on the sale of PayFlex Holdings, Inc. (“PayFlex”) recorded in the prior year, as well as the decreases in adjusted operating income described below.
•Adjusted operating income increased 3.6% in the three months ended December 31, 2023 compared to the prior year primarily driven by increases in the Pharmacy & Consumer Wellness, Health Services and Corporate/Other segments, partially offset by a decline in the Health Care Benefits segment. Adjusted operating income decreased 2.8% in the year ended December 31, 2023 compared to the prior year primarily driven by decreases in the Health Care Benefits and Pharmacy & Consumer Wellness segments, partially offset by increases in the Health Services and Corporate/Other segments. See pages 3 through 5 for additional discussion of adjusted operating income performance of the Company’s segments.
•Interest expense increased $138 million, or 25.0%, and $371 million, or 16.2%, respectively, due to higher debt in the three months and year ended December 31, 2023 to fund the acquisitions of Signify Health, Inc. (“Signify Health”) and Oak Street Health, Inc. (“Oak Street Health”).
•The effective income tax rate in the fourth quarter decreased to 24.3% compared to 26.0% in the prior year primarily due to the impact of certain discrete tax items in the fourth quarter of 2023. The effective income tax rate for the full year decreased to 25.1% compared to 25.9% in the prior year primarily due to the absence of certain nondeductible legal charges and basis differences on the sale of bswift and PayFlex in 2022. These decreases were partially offset by the absence of the impact of certain discrete tax items concluded in the year ended December 31, 2022.

Health Care Benefits segment

The Health Care Benefits segment offers a full range of insured and self-insured (“ASC”) medical, pharmacy, dental and behavioral health products and services. The segment results for the three months and years ended December 31, 2023 and 2022 were as follows:

	Three Months Ended December 31,			Year Ended December 31,
In millions, except percentages	2023	2022	Change	2023	2022	Change
Total revenues	$26,726	$23,019	$3,707	$105,646	$91,350	$14,296
Adjusted operating income (1)	676	913	(237)	5,577	6,338	(761)
Medical benefit ratio (“MBR”) (3)	88.5%	85.8%	2.7%	86.2%	83.8%	2.4%
Medical membership (4)				25.7	24.4	1.3

•Total revenues increased 16.1% and 15.6% for the three months and year ended December 31, 2023, respectively, compared to the prior year driven by growth across all product lines.
•Adjusted operating income decreased 26.0% for the three months ended December 31, 2023 compared to the prior year primarily driven by growth in the individual exchange business, including the related impact of seasonality, and increased utilization in Medicare Advantage. These decreases were partially offset by higher net investment income in the three months ended December 31, 2023 compared to the prior year.
•Adjusted operating income decreased 12.0% for the year ended December 31, 2023 compared to the prior year primarily driven by increased utilization in Medicare Advantage when compared with pandemic influenced utilization levels in the prior year, as well as incremental investments in the business, including investments in service capabilities and member experience. These decreases were partially offset by higher net investment income in the year ended December 31, 2023 compared to the prior year.
•The MBR increased from 85.8% to 88.5% in the three months ended December 31, 2023 compared to the prior year and increased from 83.8% to 86.2% in the year ended December 31, 2023 compared to the prior year. These increases were primarily driven by increased utilization in Medicare Advantage, including outpatient and supplemental benefits, when compared with pandemic influenced utilization levels in the prior year, as well as Commercial and Medicaid trends returning to normalized levels, consistent with pricing expectations.
•Medical membership as of December 31, 2023 of 25.7 million remained relatively consistent compared with September 30, 2023, as declines in the Medicaid product line were largely offset by increases in the Commercial and Medicare product lines.
•Medical membership as of December 31, 2023 of 25.7 million increased 1.3 million members compared with December 31, 2022, reflecting increases in the Commercial and Medicare product lines, including an increase of 1.3 million members related to the individual exchange business within the Commercial product line. These increases were partially offset by a decline in the Medicaid product line, primarily attributable to the resumption of Medicaid redeterminations following the expiration of the public health emergency in May 2023.
•The segment experienced favorable development of prior-periods’ health care cost estimates in its Government Services and Commercial businesses during the three months ended December 31, 2023, primarily attributable to 2023 performance.
•Prior years’ health care costs payable estimates developed favorably by $675 million during the year ended December 31, 2023. This development is reported on a basis consistent with the prior years’ development reported in the health care costs payable table in the Company’s annual audited financial statements and does not directly correspond to an increase in 2023 operating results.
See the supplemental information on page 18 for additional information regarding the performance of the Health Care Benefits segment.

Health Services segment

The Health Services segment provides a full range of pharmacy benefit management (“PBM”) solutions, delivers health care services in its medical clinics, virtually, and in the home, and offers provider enablement solutions. The segment results for the three months and years ended December 31, 2023 and 2022 were as follows:

	Three Months Ended December 31,			Year Ended December 31,
In millions	2023	2022	Change	2023	2022	Change
Total revenues	$49,146	$43,769	$5,377	$186,843	$169,576	$17,267
Adjusted operating income (1)	1,860	1,785	75	7,312	6,781	531
Pharmacy claims processed (5) (6)	600.8	600.2	0.6	2,344.3	2,335.1	9.2

•Total revenues increased 12.3% and 10.2% for the three months and year ended December 31, 2023, respectively, compared to the prior year primarily driven by pharmacy drug mix, growth in specialty pharmacy, brand inflation and the acquisitions of Oak Street Health and Signify Health. These increases were partially offset by continued pharmacy client price improvements.
•Adjusted operating income increased 4.2% and 7.8% for the three months and year ended December 31, 2023, respectively, compared to the prior year primarily driven by improved purchasing economics, including increased contributions from the products and services of the Company’s group purchasing organization, as well as growth in specialty pharmacy, including increased contributions from specialty generics. These increases were partially offset by continued pharmacy client price improvements.
•Pharmacy claims processed increased slightly on a 30-day equivalent basis for the three months and year ended December 31, 2023 compared to the prior year primarily driven by net new business and increased utilization. These increases were largely offset by the impact of a Medicaid customer contract change that occurred during the second quarter of 2023 and a decrease in COVID-19 vaccinations.

See the supplemental information on page 19 for additional information regarding the performance of the Health Services segment.

Pharmacy & Consumer Wellness segment

The Pharmacy & Consumer Wellness segment dispenses prescriptions in its retail pharmacies and through its infusion operations, provides ancillary pharmacy services including pharmacy patient care programs, diagnostic testing and vaccination administration, and sells a wide assortment of health and wellness products and general merchandise. The segment also provides pharmacy services to long-term care facilities and pharmacy fulfillment services to support the Health Services segment’s specialty and mail order pharmacy offerings. The segment results for the three months and years ended December 31, 2023 and 2022 were as follows:

	Three Months Ended December 31,			Year Ended December 31,
In millions	2023	2022	Change	2023	2022	Change
Total revenues	$31,185	$28,715	$2,470	$116,763	$108,596	$8,167
Adjusted operating income (1)	2,027	1,847	180	5,963	6,531	(568)
Prescriptions filled (5) (6)	431.5	423.4	8.1	1,649.1	1,625.4	23.7

•Total revenues increased 8.6% and 7.5% for the three months and year ended December 31, 2023, respectively, compared to the prior year primarily driven by pharmacy drug mix, increased prescription volume, brand inflation and increased contributions from vaccinations. These increases were partially offset by the impact of recent generic introductions, continued pharmacy reimbursement pressure, a decrease in store count and decreased contributions from COVID-19 over-the-counter (“OTC”) test kits and diagnostic testing.
•Adjusted operating income increased 9.7% for the three months ended December 31, 2023 compared to the prior year primarily driven by improved drug purchasing, increased contributions from vaccinations, increased prescription volume and lower operating expenses. These increases were partially offset by continued pharmacy reimbursement pressure.
•Adjusted operating income decreased 8.7% for the year ended December 31, 2023 compared to the prior year primarily driven by continued pharmacy reimbursement pressure and decreased COVID-19 vaccinations and diagnostic testing. These decreases were partially offset by the increased prescription volume described above, improved generic drug purchasing and lower operating expenses in the year ended December 31, 2023.
•Prescriptions filled increased 1.9% and 1.5% on a 30-day equivalent basis for the three months and year ended December 31, 2023, respectively, compared to the prior year primarily driven by increased utilization, partially offset by a decrease in COVID-19 vaccinations and the decrease in store count.

See the supplemental information on page 20 for additional information regarding the performance of the Pharmacy & Consumer Wellness segment.

2024 Full-year guidance

The Company revised its full-year 2024 GAAP diluted EPS guidance to at least $7.06 from at least $7.26 and its full-year 2024 Adjusted EPS guidance to at least $8.30 from at least $8.50. The Company also revised its full-year 2024 cash flow from operations guidance to at least $12.0 billion from at least $12.5 billion.

The Company’s guidance revision follows a review of its recently finalized medical cost trend analysis for the fourth quarter of 2023 and the potential implications for elevated medical cost trends in 2024. Additional details of the guidance revision can be found in the Q4 2023 Earnings Presentation that can be found on the Investor Relations section of the CVS Health website at http://investors.cvshealth.com.

The adjustments between full-year 2024 GAAP diluted EPS and Adjusted EPS include amortization of intangible assets, acquisition-related integration costs and the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health.

Teleconference and webcast

The Company will be holding a conference call today for investors at 8:00 a.m. (Eastern Time) to discuss its fourth quarter and full-year results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About CVS Health

CVS Health is the leading health solutions company, delivering care like no one else can. We reach more people and improve the health of communities across America through our local presence, digital channels and over 300,000 dedicated colleagues – including more than 40,000 physicians, pharmacists, nurses and nurse practitioners. Wherever and whenever people need us, we help them with their health – whether that’s managing chronic diseases, staying compliant with their medications or accessing affordable health and wellness services in the most convenient ways. We help people navigate the health care system – and their personal health care – by improving access, lowering costs and being a trusted partner for every meaningful moment of health. And we do it all with heart, each and every day. Follow @CVSHealth on social media.

Cautionary statement concerning forward-looking statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include, but are not limited to, Ms. Lynch’s quotation, the information under the headings “2024 Full-year guidance” and “In the spotlight” and the information included in the reconciliations and endnotes. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023 and our Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.
- Tables Follow -

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
In millions, except per share amounts	2023	2022	2023	2022
Revenues:
Products	$65,154	$59,657	$245,138	$226,616
Premiums	25,075	21,436	99,192	85,330
Services	3,316	2,430	12,293	9,683
Net investment income	268	323	1,153	838
Total revenues	93,813	83,846	357,776	322,467
Operating costs:
Cost of products sold	57,419	51,728	217,098	196,892
Health care costs	22,518	18,259	86,247	71,073
Restructuring charges	—	—	507	—
Opioid litigation charges	—	99	—	5,803
Loss on assets held for sale	—	12	349	2,533
Operating expenses	10,503	10,089	39,832	38,212
Total operating costs	90,440	80,187	344,033	314,513
Operating income	3,373	3,659	13,743	7,954
Interest expense	690	552	2,658	2,287
Other income	(22)	(43)	(88)	(169)
Income before income tax provision	2,705	3,150	11,173	5,836
Income tax provision	658	818	2,805	1,509
Net income	2,047	2,332	8,368	4,327
Net (income) loss attributable to noncontrolling interests	(1)	2	(24)	(16)
Net income attributable to CVS Health	$2,046	$2,334	$8,344	$4,311

Net income per share attributable to CVS Health:
Basic	$1.59	$1.78	$6.49	$3.29
Diluted	$1.58	$1.77	$6.47	$3.26
Weighted average shares outstanding:
Basic	1,288	1,310	1,285	1,312
Diluted	1,293	1,319	1,290	1,323
Dividends declared per share	$0.605	$0.55	$2.42	$2.20

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	At December 31,
In millions	2023	2022
Assets:
Cash and cash equivalents	$8,196	$12,945
Investments	3,259	2,778
Accounts receivable, net	35,227	27,276
Inventories	18,025	19,090
Assets held for sale	—	908
Other current assets	3,151	2,636
Total current assets	67,858	65,633
Long-term investments	23,019	21,096
Property and equipment, net	13,183	12,873
Operating lease right-of-use assets	17,252	17,872
Goodwill	91,272	78,150
Intangible assets, net	29,234	24,803
Separate accounts assets	3,250	3,228
Other assets	4,660	4,620
Total assets	$249,728	$228,275

Liabilities:
Accounts payable	$14,897	$14,838
Pharmacy claims and discounts payable	22,874	19,423
Health care costs payable	12,049	10,142
Policyholders’ funds	1,326	1,500
Accrued expenses	22,189	18,745
Other insurance liabilities	1,141	1,089
Current portion of operating lease liabilities	1,741	1,678
Short-term debt	200	—
Current portion of long-term debt	2,772	1,778
Liabilities held for sale	—	228
Total current liabilities	79,189	69,421
Long-term operating lease liabilities	16,034	16,800
Long-term debt	58,638	50,476
Deferred income taxes	4,311	4,016
Separate accounts liabilities	3,250	3,228
Other long-term insurance liabilities	5,459	5,835
Other long-term liabilities	6,211	6,730
Total liabilities	173,092	156,506

Shareholders’ equity:
Preferred stock	—	—
Common stock and capital surplus	48,992	48,193
Treasury stock	(33,838)	(31,858)
Retained earnings	61,604	56,398
Accumulated other comprehensive loss	(297)	(1,264)
Total CVS Health shareholders’ equity	76,461	71,469
Noncontrolling interests	175	300
Total shareholders’ equity	76,636	71,769
Total liabilities and shareholders’ equity	$249,728	$228,275

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
In millions	2023	2022
Cash flows from operating activities:
Cash receipts from customers	$345,464	$313,662
Cash paid for inventory, prescriptions dispensed and health services rendered	(208,848)	(189,766)
Insurance benefits paid	(84,097)	(69,728)
Cash paid to other suppliers and employees	(34,735)	(32,662)
Interest and investment income received	1,584	1,026
Interest paid	(2,418)	(2,239)
Income taxes paid	(3,524)	(4,116)
Net cash provided by operating activities	13,426	16,177

Cash flows from investing activities:
Proceeds from sales and maturities of investments	7,729	6,729
Purchases of investments	(9,043)	(7,746)
Purchases of property and equipment	(3,031)	(2,727)
Acquisitions (net of cash and restricted cash acquired)	(16,612)	(139)
Proceeds from sale of subsidiaries (net of cash and restricted cash sold of $2,854 in 2022)	—	(1,249)
Other	68	85
Net cash used in investing activities	(20,889)	(5,047)

Cash flows from financing activities:
Commercial paper borrowings (repayments), net	200	—
Proceeds from issuance of short-term loan	5,000	—
Repayment of short-term loan	(5,000)	—
Proceeds from issuance of long-term debt	10,898	—
Repayments of long-term debt	(3,166)	(4,211)
Repurchase of common stock	(2,012)	(3,500)
Dividends paid	(3,132)	(2,907)
Proceeds from exercise of stock options	277	551
Payments for taxes related to net share settlement of equity awards	(181)	(370)
Other	(201)	(79)
Net cash provided by (used in) financing activities	2,683	(10,516)
Net increase (decrease) in cash, cash equivalents and restricted cash	(4,780)	614
Cash, cash equivalents and restricted cash at the beginning of the period	13,305	12,691
Cash, cash equivalents and restricted cash at the end of the period	$8,525	$13,305

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
In millions	2023	2022
Reconciliation of net income to net cash provided by operating activities:
Net income	$8,368	$4,327
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,366	4,224
Loss on assets held for sale	349	2,533
Stock-based compensation	588	447
Gain on sale of subsidiaries	—	(475)
Deferred income taxes	(676)	(2,029)
Other noncash items	416	332
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(6,260)	(2,971)
Inventories	1,233	(1,435)
Other assets	(510)	(491)
Accounts payable and pharmacy claims and discounts payable	3,618	4,260
Health care costs payable and other insurance liabilities	394	992
Other liabilities	1,540	6,463
Net cash provided by operating activities	$13,426	$16,177

Non-GAAP Financial Information

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance. These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP financial measures such as consolidated adjusted operating income, adjusted earnings per share (“EPS”) and adjusted income attributable to CVS Health exclude from the relevant GAAP metrics, as applicable: amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance. Effective January 1, 2023, the Company’s non-GAAP financial measures also exclude the impact of net realized capital gains or losses, described in further detail below. Prior period financial information throughout this press release has been revised to conform with the current period presentation.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because the Company believes they neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance:
•The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in the condensed consolidated statements of operations in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
•The Company’s net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of insurance liabilities. Net realized capital gains and losses are reflected in the condensed consolidated statements of operations in net investment income (loss) within each segment. These capital gains and losses are the result of investment decisions, market conditions and other economic developments that are unrelated to the performance of the Company’s business, and the amount and timing of these capital gains and losses do not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Accordingly, the Company believes excluding net realized capital gains and losses enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends.
•During the three months and year ended December 31, 2023, the acquisition-related transaction and integration costs relate to the acquisitions of Signify Health and Oak Street Health. The acquisition-related transaction and integration costs are reflected in the Company’s condensed consolidated statements of operations in operating expenses within the Corporate/Other segment.
•During the year ended December 31, 2023, the restructuring charges include severance and employee-related costs, asset impairment charges and a stock-based compensation charge. During the second quarter of 2023, the Company developed an enterprise-wide restructuring plan intended to streamline and simplify the organization, improve efficiency and reduce costs. In connection with the development of this plan and the recently completed acquisitions of Signify Health and Oak Street Health, the Company also conducted a strategic review of its various transformation initiatives and determined that it would terminate certain initiatives. The restructuring charges are reflected within the Corporate/Other segment.
•During the three months and years ended December 31, 2023 and 2022, the office real estate optimization charges primarily relate to the abandonment of leased real estate and the related right-of-use assets and property and equipment in connection with the planned reduction of corporate office real estate space in response to the Company’s new flexible work arrangement. The office real estate optimization charges are reflected in the Company’s condensed consolidated statements of operations in operating expenses within the Health Care Benefits, Corporate/Other and Health Services segments.
•During the year ended December 31, 2023 and the three months and year ended December 31, 2022, the loss on assets held for sale relates to the LTC reporting unit within the Pharmacy & Consumer Wellness segment. During 2022, the Company determined that its LTC business was no longer a strategic asset and committed to a plan to sell it, at which time the LTC business met the criteria for held-for-sale accounting and its net assets were accounted for as assets held for sale. The carrying value of the LTC business was determined to be greater than its estimated fair value less costs to sell and, accordingly, the Company recorded a loss on assets held for sale during the third quarter of 2022. As of December 31, 2022, the net assets of the LTC business continued to meet the criteria for held-for-sale accounting and during the fourth quarter of 2022, an incremental loss on assets held for sale was recorded to write down the carrying value of the LTC business to its estimated fair value less costs to sell. During the first quarter of 2023, an additional loss on assets held for sale was recorded to write down the carrying value of the LTC business to the Company’s best estimate of the ultimate selling price which reflected its estimated fair value less costs to sell. As of September 30, 2023, the Company determined the LTC business no longer met the criteria for held-for-sale accounting and, accordingly, the net assets associated with the LTC business were reclassified to held and used at their respective fair values. During the year ended December 31, 2022, the loss on assets held for sale also relates to the Company’s international health care business domiciled in Thailand (“Thailand business”), which was included in the Commercial Business reporting unit in the Health Care Benefits segment. The sale of the Thailand business closed in the second quarter of 2022, and the ultimate loss on the sale was not material.
•During the three months and year ended December 31, 2022, the opioid litigation charges relate to agreements to resolve substantially all opioid claims against the Company by certain states and governmental entities. The opioid litigation charges are reflected within the Corporate/Other segment.
•During the three months and year ended December 31, 2022, the gain on divestiture of subsidiary represents the pre-tax gain on the sale of bswift, which the Company sold in November 2022. During the year ended December 31, 2022, the gain on divestiture of subsidiaries also includes the pre-tax gain on the sale of PayFlex, which the Company sold in June 2022. The gains on divestitures are reflected as a reduction of operating expenses in the Company’s condensed consolidated statement of operations within the Health Care Benefits segment.
•The corresponding tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision. The Company’s adjusted income tax provision also excludes the impact of certain discrete tax items concluded in the year ended December 31, 2022.

See endnotes (1) and (2) on page 24 for definitions of non-GAAP financial measures. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are presented on pages 13 through 15 and page 23.

Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Adjusted Operating Income
(Unaudited)

The following are reconciliations of consolidated operating income (GAAP measure) to consolidated adjusted operating income, as well as reconciliations of segment GAAP operating income (loss) to segment adjusted operating income (loss):

	Three Months Ended December 31, 2023
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$266	$1,710	$1,961	$(564)	$3,373
Amortization of intangible assets	294	149	65	1	509
Net realized capital losses	106	—	1	45	152
Acquisition-related transaction and integration costs	—	—	—	193	193
Office real estate optimization charges	10	1	—	(11)	—
Adjusted operating income (loss) (1)	$676	$1,860	$2,027	$(336)	$4,227

	Three Months Ended December 31, 2022
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$758	$1,742	$1,767	$(608)	$3,659
Amortization of intangible assets	295	41	68	1	405
Net realized capital losses	13	—	—	24	37
Office real estate optimization charges	97	2	—	18	117
Loss on assets held for sale	—	—	12	—	12
Opioid litigation charges	—	—	—	99	99
Gain on divestiture of subsidiary	(250)	—	—	—	(250)
Adjusted operating income (loss) (1)	$913	$1,785	$1,847	$(466)	$4,079

	Year Ended December 31, 2023
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$3,949	$6,842	$5,349	$(2,397)	$13,743
Amortization of intangible assets	1,177	465	260	3	1,905
Net realized capital losses	402	—	5	90	497
Acquisition-related transaction and integration costs	—	—	—	487	487
Restructuring charges	—	—	—	507	507
Office real estate optimization charges	49	5	—	(8)	46
Loss on assets held for sale	—	—	349	—	349
Adjusted operating income (loss) (1)	$5,577	$7,312	$5,963	$(1,318)	$17,534

	Year Ended December 31, 2022
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$5,270	$6,612	$3,560	$(7,488)	$7,954
Amortization of intangible assets	1,180	167	435	3	1,785
Net realized capital losses	225	—	44	51	320
Office real estate optimization charges	97	2	—	18	117
Loss on assets held for sale	41	—	2,492	—	2,533
Opioid litigation charges	—	—	—	5,803	5,803
Gain on divestiture of subsidiaries	(475)	—	—	—	(475)
Adjusted operating income (loss) (1)	$6,338	$6,781	$6,531	$(1,613)	$18,037

Adjusted Earnings Per Share
(Unaudited)

The following are reconciliations of net income attributable to CVS Health to adjusted income attributable to CVS Health and calculations of GAAP diluted EPS and Adjusted EPS:

	Three Months Ended December 31, 2023		Three Months Ended December 31, 2022
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$2,046	$1.58	$2,334	$1.77
Amortization of intangible assets	509	0.39	405	0.31
Net realized capital losses	152	0.12	37	0.03
Acquisition-related transaction and integration costs	193	0.15	—	—
Office real estate optimization charges	—	—	117	0.09
Loss on assets held for sale	—	—	12	0.01
Opioid litigation charges	—	—	99	0.08
Gain on divestiture of subsidiary	—	—	(250)	(0.19)
Tax impact of non-GAAP adjustments	(162)	(0.12)	(68)	(0.06)
Adjusted income attributable to CVS Health (2)	$2,738	$2.12	$2,686	$2.04

Weighted average diluted shares outstanding		1,293		1,319

	Year Ended December 31, 2023		Year Ended December 31, 2022
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$8,344	$6.47	$4,311	$3.26
Amortization of intangible assets	1,905	1.48	1,785	1.35
Net realized capital losses	497	0.38	320	0.24
Acquisition-related transaction and integration costs	487	0.38	—	—
Restructuring charges	507	0.39	—	—
Office real estate optimization charges	46	0.04	117	0.09
Loss on assets held for sale	349	0.27	2,533	1.91
Opioid litigation charges	—	—	5,803	4.39
Gain on divestiture of subsidiaries	—	—	(475)	(0.36)
Tax impact of non-GAAP adjustments	(863)	(0.67)	(2,453)	(1.85)
Adjusted income attributable to CVS Health (2)	$11,272	$8.74	$11,941	$9.03

Weighted average diluted shares outstanding		1,290		1,323

Supplemental Information
(Unaudited)

The Company’s segments maintain separate financial information, and the Company’s chief operating decision maker (the “CODM”) evaluates the segments’ operating results on a regular basis in deciding how to allocate resources among the segments and in assessing segment performance. The CODM evaluates the performance of the Company’s segments based on adjusted operating income. Adjusted operating income is defined as operating income (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance as further described in endnote (1). Effective for the first quarter of 2023, adjusted operating income also excludes the impact of net realized capital gains or losses. The Company uses adjusted operating income as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying business performance and trends.

Segment financial information as of and for the three months and year ended December 31, 2022 has been revised to conform with current period presentation for the following items:
•Effective for the first quarter of 2023, the Company realigned the composition of its segments to correspond with changes made to its operating model and how the business is managed. As a result of this realignment, the Company formed a new Health Services segment, which in addition to providing a full range of PBM solutions, also delivers health care services in the Company’s medical clinics, virtually, and in the home, as well as provider enablement solutions. In addition, the Company created a new Pharmacy & Consumer Wellness segment, which includes its retail and long-term care pharmacy operations and related pharmacy services, as well as its retail front store operations. This segment will also provide pharmacy fulfillment services to support the Health Services segment’s specialty and mail order pharmacy offerings. The Company also discontinued its former segment reporting practice for activity under its Maintenance Choice® program as described in Note (b) of the table on page 17. Following this segment realignment, the Company’s four reportable segments are: Health Care Benefits, Health Services, Pharmacy & Consumer Wellness and Corporate/Other.
•Effective January 1, 2023, the Company adopted a new accounting standard related to the accounting for long-duration insurance contracts using a modified retrospective transition method. Refer to Note 1 ‘‘Significant Accounting Policies’’ in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for further information regarding the adoption of this accounting standard.
•Effective January 1, 2023, the Company’s non-GAAP financial measures exclude the impact of net realized capital gains or losses, described in further detail on page 11.

The impact of these items on segment financial information for the three months and year ended December 31, 2022 is reflected in the “Adjustments” lines of the table on page 17.

The following is a reconciliation of financial measures of the Company’s segments to the consolidated totals:

In millions	Health Care Benefits	Health Services (a)	Pharmacy & Consumer Wellness	Corporate/ Other	Intersegment Eliminations (b)	Consolidated Totals
Three Months Ended
December 31, 2023
Total revenues	$26,726	$49,146	$31,185	$75	$(13,319)	$93,813
Adjusted operating income (loss) (1)	676	1,860	2,027	(336)	—	4,227
December 31, 2022
Total revenues, as previously reported	$23,033	$43,747	$28,184	$152	$(11,270)	$83,846
Adjustments	(14)	22	531	—	(539)	—
Total revenues, as adjusted	$23,019	$43,769	$28,715	$152	$(11,809)	$83,846
Adjusted operating income (loss), as previously reported	$858	$1,988	$1,840	$(508)	$(172)	$4,006
Adjustments	55	(203)	7	42	172	73
Adjusted operating income (loss), as adjusted (1)	$913	$1,785	$1,847	$(466)	$—	$4,079

Year Ended
December 31, 2023
Total revenues	$105,646	$186,843	$116,763	$451	$(51,927)	$357,776
Adjusted operating income (loss) (1)	5,577	7,312	5,963	(1,318)	—	17,534
December 31, 2022
Total revenues, as previously reported	$91,409	$169,236	$106,594	$530	$(45,302)	$322,467
Adjustments	(59)	340	2,002	—	(2,283)	—
Total revenues, as adjusted	$91,350	$169,576	$108,596	$530	$(47,585)	$322,467
Adjusted operating income (loss), as previously reported	$5,984	$7,356	$6,705	$(1,785)	$(728)	$17,532
Adjustments	354	(575)	(174)	172	728	505
Adjusted operating income (loss), as adjusted (1)	$6,338	$6,781	$6,531	$(1,613)	$—	$18,037
_____________________________________________
(a)Total revenues of the Health Services segment include approximately $3.0 billion and $2.8 billion of retail co-payments for the three months ended December 31, 2023 and 2022, respectively, and $13.7 billion and $12.6 billion of retail co-payments for the years ended December 31, 2023 and 2022, respectively.
(b)Intersegment revenue eliminations relate to intersegment revenue generating activities that occur between the Health Care Benefits segment, the Health Services segment, and/or the Pharmacy & Consumer Wellness segment. Prior to January 1, 2023, intersegment adjusted operating income eliminations occurred when members of the Health Services segment’s clients enrolled in Maintenance Choice elected to pick up maintenance prescriptions at one of the Company’s retail pharmacies instead of receiving them through the mail. When this occurred, both the Health Services and Pharmacy & Consumer Wellness segments recorded the adjusted operating income on a stand-alone basis. Effective January 1, 2023, the adjusted operating income associated with such transactions is reported only in the Pharmacy & Consumer Wellness segment, therefore no adjusted operating income elimination is required.

Supplemental Information
(Unaudited)

Health Care Benefits segment

The following table summarizes the Health Care Benefits segment’s performance for the respective periods:

					Change
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31, 2023 vs 2022		Year Ended December 31, 2023 vs 2022
In millions, except percentages and basis points (“bps”)	2023	2022	2023	2022	$	%	$	%
Revenues:
Premiums	$25,065	$21,426	$99,144	$85,274	$3,639	17.0%	$13,870	16.3%
Services	1,452	1,395	5,737	5,600	57	4.1%	137	2.4%
Net investment income	209	198	765	476	11	5.6%	289	60.7%
Total revenues	26,726	23,019	105,646	91,350	3,707	16.1%	14,296	15.6%
Health care costs	22,175	18,373	85,504	71,473	3,802	20.7%	14,031	19.6%
MBR (Health care costs as a % of premium revenues) (3)	88.5%	85.8%	86.2%	83.8%	270	bps	240	bps
Loss on assets held for sale	$—	$—	$—	$41	$—	—%	$(41)	(100.0)%
Operating expenses	4,285	3,888	16,193	14,566	397	10.2%	1,627	11.2%
Operating expenses as a % of total revenues	16.0%	16.9%	15.3%	15.9%
Operating income	$266	$758	$3,949	$5,270	$(492)	(64.9)%	$(1,321)	(25.1)%
Operating income as a % of total revenues	1.0%	3.3%	3.7%	5.8%
Adjusted operating income (1)	$676	$913	$5,577	$6,338	$(237)	(26.0)%	$(761)	(12.0)%
Adjusted operating income as a % of total revenues	2.5%	4.0%	5.3%	6.9%
Premium revenues (by business):
Government	$17,414	$15,762	$70,094	$63,141	$1,652	10.5%	$6,953	11.0%
Commercial	7,651	5,664	29,050	22,133	1,987	35.1%	6,917	31.3%

The following table summarizes the Health Care Benefits segment’s medical membership for the respective periods:

	December 31, 2023			September 30, 2023			December 31, 2022
In thousands	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical membership: (4)
Commercial	4,252	14,087	18,339	4,198	14,075	18,273	3,136	13,896	17,032
Medicare Advantage	3,460	—	3,460	3,438	—	3,438	3,270	—	3,270
Medicare Supplement	1,343	—	1,343	1,352	—	1,352	1,363	—	1,363
Medicaid	2,073	444	2,517	2,173	452	2,625	2,234	497	2,731
Total medical membership	11,128	14,531	25,659	11,161	14,527	25,688	10,003	14,393	24,396

Supplemental membership information:
Medicare Prescription Drug Plan (standalone)			6,081			6,092			6,128

The following table summarizes the Health Care Benefits segment’s days claims payable for the respective periods:

	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Days Claims Payable (7)	45.9	50.3	46.9	48.1	51.3

Supplemental Information
(Unaudited)

Health Services segment

The following table summarizes the Health Services segment’s performance for the respective periods:

					Change
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31, 2023 vs 2022		Year Ended December 31, 2023 vs 2022
In millions, except percentages	2023	2022	2023	2022	$	%	$	%
Revenues:
Products	$47,237	$43,197	$180,608	$167,019	$4,040	9.4%	$13,589	8.1%
Services	1,910	572	6,236	2,557	1,338	233.9%	3,679	143.9%
Net investment income (loss)	(1)	—	(1)	—	(1)	(100.0)%	(1)	(100.0)%
Total revenues	49,146	43,769	186,843	169,576	5,377	12.3%	17,267	10.2%
Cost of products sold	45,999	41,463	175,424	160,738	4,536	10.9%	14,686	9.1%
Health care costs	612	—	1,607	—	612	100.0%	1,607	100.0%
Gross profit (8)	2,535	2,306	9,812	8,838	229	9.9%	974	11.0%
Gross margin (Gross profit as a % of total revenues) (8)	5.2%	5.3%	5.3%	5.2%
Operating expenses	$825	$564	$2,970	$2,226	$261	46.3%	$744	33.4%
Operating expenses as a % of total revenues	1.7%	1.3%	1.6%	1.3%
Operating income	$1,710	$1,742	$6,842	$6,612	$(32)	(1.8)%	$230	3.5%
Operating income as a % of total revenues	3.5%	4.0%	3.7%	3.9%
Adjusted operating income (1)	$1,860	$1,785	$7,312	$6,781	$75	4.2%	$531	7.8%
Adjusted operating income as a % of total revenues	3.8%	4.1%	3.9%	4.0%
Revenues (by distribution channel):
Pharmacy network (9)	$29,668	$26,610	$112,718	$102,968	$3,058	11.5%	$9,750	9.5%
Mail & specialty (10)	17,614	16,556	67,992	63,825	1,058	6.4%	4,167	6.5%
Other	1,865	603	6,134	2,783	1,262	209.3%	3,351	120.4%
Net investment income (loss)	(1)	—	(1)	—	(1)	(100.0)%	(1)	(100.0)%
Pharmacy claims processed: (5) (6) (a)	600.8	600.2	2,344.3	2,335.1	0.6	0.1%	9.2	0.4%
Generic dispensing rate: (6) (11) (b)	86.2%	86.4%	87.6%	87.4%
_____________________________________________
(a)Excluding the impact of COVID-19 vaccinations, pharmacy claims processed increased 0.3% and 1.0% on a 30-day equivalent basis for the three months and year ended December 31, 2023, respectively, compared to the prior year.
(b)Excluding the impact of COVID-19 vaccinations, the Health Services segment’s total generic dispensing rate was 87.1% and 87.5% in the three months ended December 31, 2023 and 2022, respectively, and 87.9% and 88.3% in the years ended December 31, 2023 and 2022, respectively.

Supplemental Information
(Unaudited)

Pharmacy & Consumer Wellness segment

The following table summarizes the Pharmacy & Consumer Wellness segment’s performance for the respective periods:

					Change
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31, 2023 vs 2022		Year Ended December 31, 2023 vs 2022
In millions, except percentages	2023	2022	2023	2022	$	%	$	%
Revenues:
Products	$30,534	$27,726	$113,976	$104,878	$2,808	10.1%	$9,098	8.7%
Services	652	989	2,792	3,762	(337)	(34.1)%	(970)	(25.8)%
Net investment income (loss)	(1)	—	(5)	(44)	(1)	(100.0)%	39	88.6%
Total revenues	31,185	28,715	116,763	108,596	2,470	8.6%	8,167	7.5%
Cost of products sold	24,146	21,651	91,447	82,063	2,495	11.5%	9,384	11.4%
Gross profit (8)	7,039	7,064	25,316	26,533	(25)	(0.4)%	(1,217)	(4.6)%
Gross margin (Gross profit as a % of total revenues) (8)	22.6%	24.6%	21.7%	24.4%
Loss on assets held for sale	$—	$12	$349	$2,492	$(12)	(100.0)%	$(2,143)	(86.0)%
Operating expenses	5,078	5,285	19,618	20,481	(207)	(3.9)%	(863)	(4.2)%
Operating expenses as a % of total revenues	16.3%	18.4%	16.8%	18.9%
Operating income	$1,961	$1,767	$5,349	$3,560	$194	11.0%	$1,789	50.3%
Operating income as a % of total revenues	6.3%	6.2%	4.6%	3.3%
Adjusted operating income (1)	$2,027	$1,847	$5,963	$6,531	$180	9.7%	$(568)	(8.7)%
Adjusted operating income as a % of total revenues	6.5%	6.4%	5.1%	6.0%
Revenues (by major goods/service lines):
Pharmacy	$24,740	$21,984	$92,111	$83,480	$2,756	12.5%	$8,631	10.3%
Front Store	5,861	6,150	22,458	22,780	(289)	(4.7)%	(322)	(1.4)%
Other	585	581	2,199	2,380	4	0.7%	(181)	(7.6)%
Net investment income (loss)	(1)	—	(5)	(44)	(1)	(100.0)%	39	88.6%
Prescriptions filled (5) (6) (a)	431.5	423.4	1,649.1	1,625.4	8.1	1.9%	23.7	1.5%
Same store sales increase (decrease): (12)
Total	11.3%	7.8%	10.7%	9.1%
Pharmacy	15.5%	9.1%	13.6%	9.5%
Front Store	(3.1)%	3.5%	0.3%	7.8%
Prescription volume (6)	4.4%	3.1%	3.9%	4.0%
Generic dispensing rate (6) (11) (b)	86.6%	85.9%	88.4%	87.4%
_____________________________________________
(a)Excluding the impact of COVID-19 vaccinations, prescriptions filled increased 2.2% and 2.5% on a 30-day equivalent basis for the three months and year ended December 31, 2023, respectively, compared to the prior year.
(b)Excluding the impact of COVID-19 vaccinations, the Pharmacy & Consumer Wellness segment’s total generic dispensing rate was 88.1% and 87.6% in the three months ended December 31, 2023 and 2022, respectively, and 89.0% in both the years ended December 31, 2023 and 2022.

Supplemental Information
(Unaudited)

Corporate/Other segment

The following table summarizes the Corporate/Other segment’s performance for the respective periods:

					Change
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31, 2023 vs 2022		Year Ended December 31, 2023 vs 2022
In millions, except percentages	2023	2022	2023	2022	$	%	$	%
Revenues:
Premiums	$10	$10	$48	$56	$—	—%	$(8)	(14.3)%
Services	4	17	9	68	(13)	(76.5)%	(59)	(86.8)%
Net investment income	61	125	394	406	(64)	(51.2)%	(12)	(3.0)%
Total revenues	75	152	451	530	(77)	(50.7)%	(79)	(14.9)%
Cost of products sold	—	11	1	42	(11)	(100.0)%	(41)	(97.6)%
Health care costs	47	45	210	249	2	4.4%	(39)	(15.7)%
Restructuring charges	—	—	507	—	—	—%	507	100.0%
Opioid litigation charges	—	99	—	5,803	(99)	(100.0)%	(5,803)	(100.0)%
Operating expenses	592	605	2,130	1,924	(13)	(2.1)%	206	10.7%
Operating loss	(564)	(608)	(2,397)	(7,488)	44	7.2%	5,091	68.0%
Adjusted operating loss (1)	(336)	(466)	(1,318)	(1,613)	130	27.9%	295	18.3%

Supplemental Information
(Unaudited)

The following table shows the components of the change in the consolidated health care costs payable during the years ended December 31, 2023 and 2022:

	Year Ended December 31,
In millions	2023	2022
Health care costs payable, beginning of period	$10,142	$8,678
Less: Reinsurance recoverables	5	8
Less: Impact of discount rate on long-duration insurance reserves (a)	8	—
Health care costs payable, beginning of period, net	10,129	8,670
Acquisition, net	1,098	—
Add: Components of incurred health care costs
Current year	86,639	71,399
Prior years (b)	(685)	(654)
Total incurred health care costs (c)	85,954	70,745
Less: Claims paid
Current year	75,529	61,640
Prior years	9,585	7,646
Total claims paid	85,114	69,286
Health care costs payable, end of period, net	12,067	10,129
Add: Reinsurance recoverables	5	5
Add: Impact of discount rate on long-duration insurance reserves (a)	(23)	8
Health care costs payable, end of period	$12,049	$10,142
_____________________________________________
(a)Reflects the difference between the current discount rate and the locked-in discount rate on long-duration insurance reserves which is recorded within accumulated other comprehensive loss on the condensed consolidated balance sheets. Refer to Note 1 ‘‘Significant Accounting Policies’’ in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for further information related to the adoption of the long-duration insurance contracts accounting standard.
(b)Negative amounts reported for incurred health care costs related to prior years result from claims being settled for amounts less than originally estimated.
(c)Total incurred health care costs for the years ended December 31, 2023 and 2022 in the table above exclude $83 million and $79 million, respectively, of health care costs recorded in the Health Care Benefits segment that are included in other insurance liabilities on the condensed consolidated balance sheets and $210 million and $249 million, respectively, of health care costs recorded in the Corporate/Other segment that are included in other insurance liabilities on the condensed consolidated balance sheets.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliation of projected net income attributable to CVS Health to projected adjusted income attributable to CVS Health and calculations of projected GAAP diluted EPS and projected Adjusted EPS contain forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our SEC filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and our most recently filed Quarterly Report on Form 10-Q. See “Non-GAAP Financial Information” earlier in this press release and endnote (2) later in this press release for more information on how we calculate Adjusted EPS.

	Year Ending December 31, 2024
	At Least
In millions, except per share amounts	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$8,910	$7.06
Non-GAAP adjustments:
Amortization of intangible assets	2,000	1.58
Acquisition-related integration costs	230	0.18
Tax impact of non-GAAP adjustments	(662)	(0.52)
Adjusted income attributable to CVS Health (2)	$10,478	$8.30

Weighted average diluted shares outstanding		1,263

Endnotes

(1) The Company defines adjusted operating income as operating income (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related transaction and integration costs, restructuring charges, office real estate optimization charges, losses on assets held for sale, opioid litigation charges and gains/losses on divestitures. The Company uses adjusted operating income as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying business performance and trends. The consolidated measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from consolidated operating income in determining consolidated adjusted operating income.
(2) GAAP diluted earnings per share and Adjusted EPS, respectively, are calculated by dividing net income attributable to CVS Health and adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted income attributable to CVS Health as net income attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related transaction and integration costs, restructuring charges, office real estate optimization charges, losses on assets held for sale, opioid litigation charges, gains/losses on divestitures, as well as the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and certain discrete tax items. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from net income attributable to CVS Health in determining adjusted income attributable to CVS Health.
(3) Medical benefit ratio is calculated by dividing the Health Care Benefits segment’s health care costs by premium revenues and represents the percentage of premium revenues spent on medical benefits for the segment’s insured members. Management uses MBR to assess the underlying business performance and underwriting of its insurance products, understand variances between actual results and expected results and identify trends in period-over-period results. MBR provides management and investors with information useful in assessing the operating results of the segment’s insured Health Care Benefits products.
(4) Medical membership represents the number of members covered by the Health Care Benefits segment’s insured and ASC medical products and related services at a specified point in time. Management uses this metric to understand variances between actual medical membership and expected amounts as well as trends in period-over-period results. This metric provides management and investors with information useful in understanding the impact of medical membership on the Health Care Benefits segment’s total revenues and operating results.
(5) Pharmacy claims processed represents the number of prescription claims processed through the Company’s pharmacy benefits manager and dispensed by either its retail network pharmacies or the Company’s mail and specialty pharmacies. Prescriptions filled represents the number of prescriptions dispensed through the Pharmacy & Consumer Wellness segment’s retail and long-term care pharmacies and infusion services operations. Management uses these metrics to understand variances between actual claims processed and prescriptions dispensed, respectively, and expected amounts as well as trends in period-over-period results. These metrics provide management and investors with information useful in understanding the impact of pharmacy claim volume and prescription volume, respectively, on segment total revenues and operating results.
(6) Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.
(7) Days claims payable is calculated by dividing the Health Care Benefits segment’s health care costs payable at the end of each quarter by its average health care costs per day during such quarter. Management and investors use this metric as an indicator of the adequacy of the Health Care Benefits segment’s health care costs payable liability at the end of each quarter and as an indicator of changes in such adequacy over time.
(8) Gross profit is calculated as the segment’s total revenues less its cost of products sold, and, for the Health Services segment, health care costs. Gross margin is calculated by dividing the segment’s gross profit by its total revenues and represents the percentage of total revenues that remains after incurring direct costs associated with the segment’s products sold and services provided. Gross margin provides investors with information that may be useful in assessing the operating results of the Company’s Health Services and Pharmacy & Consumer Wellness segments.
(9) Health Services pharmacy network revenues relate to claims filled at retail and specialty retail pharmacies, including the Company’s retail pharmacies and LTC pharmacies. Effective January 1, 2023, pharmacy network revenues also include activity associated with Maintenance Choice, which permits eligible client plan members to fill their maintenance prescriptions through mail order delivery or at a CVS pharmacy retail store for the same price as mail order. Maintenance Choice activity was previously reflected in mail & specialty revenues. Prior period financial information has been revised to conform with current period presentation.
(10) Health Services mail & specialty revenues relate to specialty mail claims inclusive of Specialty Connect® claims picked up at a retail pharmacy, as well as mail order and specialty claims fulfilled by the Pharmacy & Consumer Wellness segment. Effective January 1, 2023, mail & specialty revenues exclude Maintenance Choice activity, which is now reflected within pharmacy network revenues. Prior period financial information has been revised to conform with current period presentation.
(11) Generic dispensing rate is calculated by dividing the segment’s generic drug claims processed or prescriptions filled by its total claims processed or prescriptions filled. Management uses this metric to evaluate the effectiveness of the business at encouraging the use of generic drugs when they are available and clinically appropriate, which aids in decreasing costs for client members and retail customers. This metric provides management and investors with information useful in understanding trends in segment total revenues and operating results.
(12) Same store sales and prescription volume represent the change in revenues and prescriptions filled in the Company’s retail pharmacy stores that have been operating for greater than one year, expressed as a percentage that indicates the increase or decrease relative to the comparable prior period. Same store metrics exclude revenues and prescriptions from LTC and infusion services operations. Effective January 1, 2023, same store sales also include digital sales initiated online or through mobile applications and fulfilled through the Company’s distribution centers. Prior period financial information has been revised to conform with current period presentation. Management uses these metrics to evaluate the performance of existing stores on a comparable basis and to inform future decisions regarding existing stores and new locations. Same-store metrics provide management and investors with information useful in understanding the portion of current revenues and prescriptions resulting from organic growth in existing locations versus the portion resulting from opening new stores.